Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-137691
333-137691-01
333-137691-02

PROSPECTUS

Debt Securities

LASALLE FUNDING LLC
fully and unconditionally guaranteed by
ABN AMRO Holding N.V. and ABN AMRO Bank N.V.

We, LaSalle Funding LLC, may offer from time to time debt securities that are fully and unconditionally guaranteed, jointly and severally, by ABN AMRO Holding N.V. and ABN AMRO Bank N.V. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

September 29, 2006

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we, ABN AMRO Bank N.V. and ABN AMRO Holding N.V. filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. Under this shelf process, we, Bank and Holding may, from time to time, sell the debt securities and related guarantees described in the prospectus in one or more offerings in U.S. dollars, foreign currencies or foreign currency units.

This prospectus provides you with a general description of the debt securities and the related guarantees. Each time we, Bank and Holding sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” beginning on page 2 of this prospectus.

Following the initial distribution of an offering of securities, certain affiliates of ours and Holding may offer and sell those securities in the course of their businesses as broker-dealers. Such affiliates may act as principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

The debt securities may not be offered or sold anywhere in the world except in compliance with the requirements of the Dutch Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer).

As used in this prospectus, “LaSalle Funding,” “we,” “us,” and “our” refer to LaSalle Funding LLC, “Holding” refers to ABN AMRO Holding N.V. and the “Bank” refers to ABN AMRO Bank N.V.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, Holding files reports and other information with the Commission. You may read and copy these documents at the SEC Headquarters Public Reference Room at 100 F Street, NE, Washington, D.C. 20549 (tel: 202-551-8090). Copies of this material can also be obtained from the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports and other information regarding Holding that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information Holding has filed with the SEC by reference to file number 1-14624.

This prospectus is part of a registration statement we, Holding and the Bank filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us, the Bank and Holding and the securities we, the Bank and Holding are offering. Statements in this prospectus concerning any document we, the Bank and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information Holding files with it, which means that we, the Bank and Holding can disclose important information to you by referring you to those publicly available documents. The information that we, the Bank and Holding incorporate by reference in this prospectus is considered to be part of this prospectus. Because we, the Bank and Holding are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we, the Bank and Holding incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below, all subsequent Annual Reports filed on Form 20-F and any future filings we, the Bank or Holding make with the SEC (including any Form 6-Ks Holding subsequently files with the SEC and specifically incorporates by reference into this prospectus) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are identified in such filing as being specifically incorporated by reference into the Registration Statement of which this prospectus is a part until we, the Bank and Holding complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

(a)	Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2005, filed on April 3, 2006; and

(b)	Reports on Form 6-K of ABN AMRO Holding N.V. dated April 26, 2006 (2 filings: (i) ABN AMRO first quarter results and consolidated ratio of earnings to fixed charges, and (ii) ABN AMRO pro-forma 2005 results under new structure), June 12, 2006, June 30, 2006, August 2, 2006, August 9, 2006 (ABN AMRO first half-year results and consolidated ratio of earnings to fixed charges), August 15, 2006 (ABN AMRO to start buying back its own shares in line with earlier announcement), September 13, 2006 and September 14, 2006.

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at:

ABN AMRO Bank N.V.
ABN AMRO Investor Relations Department
Gustav Mahlerlaan 10
P.O. Box 283
1000 EA Amsterdam, The Netherlands
(31-20) 6 28 78 35

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus are forward-looking statements. Other documents filed with the SEC that are incorporated by reference into this prospectus may also contain forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “intend”, “will”, “should”, “anticipate”, “Value-at-Risk”, or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives. Forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating but not limited to management objectives, implementation of the Bank’s strategic initiatives, trends in results of operations, margins, costs, return on equity, and risk management, including the Bank’s potential exposure to various types of risk including market risk, such as interest rate risk, currency risk and equity risk. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future.

Some of the risks inherent in forward-looking statements are identified in “Item 3. Key Information – D. Risk factors” in Holding’s annual report on Form 20-F for the year ended December 31, 2005. Other factors that could cause actual results to differ materially from those estimated by the forward-looking statements in this prospectus include, but are not limited to:

  general economic and business conditions in the Netherlands, Italy, the European Union, the United States, Brazil and other countries or territories in which the Bank operates;
  changes in applicable laws and regulations, including taxes;
  regulations and monetary, interest rate and other policies of central banks, particularly the Dutch Central Bank, the Bank of Italy, the European Central Bank, the US Federal Reserve Board and the Brazilian Central Bank;
  changes or volatility in interest rates, foreign exchange rates (including the Euro-US dollar rate), asset prices, equity markets, commodity prices, inflation or deflation;
  the effects of competition and consolidation in the markets in which the Bank operates, which may be influenced by regulation, deregulation or enforcement policies;
  changes in consumer spending and savings habits, including changes in government policies which may influence investment decisions;
  the Bank’s ability to hedge certain risks economically;
  the Bank’s success in managing the risks involved in the foregoing, which depends, among other things, on the Bank’s ability to anticipate events that cannot be captured by the statistical models it uses; and
  force majeure and other events beyond the Bank’s control.

Other factors could also adversely affect the Bank’s results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in Item 3 of Holding’s annual report on Form 20-F for the year ended December 31, 2005 to be a complete set of all potential risks or uncertainties. The Bank has economic, financial market, credit, legal and other specialists who monitor economic and market conditions and government policies and actions. However, because it is difficult to predict with accuracy any changes in economic or market conditions or in governmental policies and actions, it is difficult for the Bank to anticipate the effects that such changes could have on its financial performance and business operations.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we do not assume any responsibility to do so. You should, however, consult any further disclosures of a forward-looking nature made in other documents filed with the SEC that are incorporated by reference into this prospectus. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth Holding’s consolidated ratios of earnings to fixed charges for the periods indicated under U.S. GAAP.

	Year ended December 31,

	2005	2004	2003	2002	2001

Excluding Interest on Deposits(1)	1.49	1.46	2.66	1.89	1.45
Including Interest on Deposits(1)	1.15	1.13	1.36	1.21	1.08

(1) Deposits include bank and total customer accounts. See the consolidated financial statements incorporated by reference herein.

LASALLE FUNDING LLC

We were established to provide financing to LaSalle Bank N.A., which we refer to as LaSalle Bank, an indirect wholly owned subsidiary of Holding and its affiliates. We may raise funds through the offering of debt securities in the United States, Europe and other overseas markets and will lend the net proceeds to LaSalle Bank or one or more of its affiliates. We do not and will not engage in any separate business activities. All of the debt securities offered by us will be fully and unconditionally guaranteed, jointly and severally, by ABN AMRO Holding N.V. and ABN AMRO Bank N.V.

We were formed in Delaware in November 2001 and we are an indirectly wholly owned subsidiary of Holding. our principal executive offices are located at 135 South LaSalle Street, Chicago, Illinois 60603, and our telephone number is (312) 904-2000.

ABN AMRO HOLDING N.V. AND ABN AMRO BANK N.V.

ABN AMRO Holding N.V. is incorporated under the laws of The Netherlands by deed of May 30, 1990 as the holding company of ABN AMRO Bank N.V. The Articles of Association of Holding were last amended by a notarial deed executed by Mr. van Helden, civil law notary in Amsterdam, on June 9, 2005. Holding’s main purpose is to own the Bank and its subsidiaries. Holding owns 100 percent of the shares of the Bank and is jointly and severally liable for all liabilities of the Bank. Holding is listed on Euronext and the New York Stock Exchange.

ABN AMRO Bank N.V. is a prominent international banking group offering a wide range of banking products and financial services on a global basis through a network of 3,557 offices and branches in 58 countries and territories as of year-end 2005. The Bank is one of the largest banking groups in the world, with total consolidated assets of € 880.8 billion at December 31, 2005. The Bank is the largest banking group in the Netherlands and has a substantial presence in Brazil and the Midwestern United States. The Bank is one of the largest foreign banking groups in the United States, based on total assets held as of December 31, 2005.

Holding’s and Bank’s principal executive offices are at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, and Holding’s and Bank’s telephone number is (31-20) 628 9393.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used to provide funds to LaSalle Bank and its affiliates. In the meantime, we may invest any funds held only in securities permitted under Rule 3a-5(a)(6) under the Investment Company Act.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture dated September 15, 2006 among us, The Bank of New York Trust Company, N.A., as trustee, and Holding and Bank, as guarantors, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Our subordinated debt securities would be issued under a subordinated indenture between us and a trustee to be named in the applicable prospectus supplement. The subordinated indenture, a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities thereunder. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” The senior indenture is sometimes referred to in this prospectus as the “senior indenture.” The subordinated indenture is sometimes referred to in this prospectus as the “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indenture and subordinated indenture are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indenture.

General

The senior debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our senior indebtedness with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Guarantee

Holding and Bank will fully and unconditionally guarantee, jointly and severally, payment in full to the holders of our debt securities. The guarantee is set forth in, and forms part of, the indentures under which our debt securities will be issued. If, for any reason, we do not make any required payment in respect of our debt securities when due, the guarantors will cause the payment to be made to or to the order of the applicable trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture, and on a subordinated basis to the extent the guaranteed debt securities are issued under the subordinated indenture. The extent to which the guarantee is subordinated to other indebtedness of Holding or Bank, as applicable, will be substantially the same as the extent to which our subordinated debt is subordinated to our other indebtedness as described below under “Subordination of the Subordinated Debt Securities.” Holders of our debt securities may sue Holding or Bank to enforce its rights under the guarantee without first suing us or any other person or entity. Holding and Bank may, without the consent of the holders of the debt securities, jointly and severally assume all of our rights and obligations under the debt securities and upon such assumption, we will be released from our liabilities under the Indenture and the debt securities.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indentures allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

  the specific designation;

  the aggregate principal amount, purchase price and denomination;

  the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

  the date of maturity;

  the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

  the interest payment dates, if any;

  the place or places for payment of the principal of and any premium and/or interest on the debt securities;

  any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

  whether we will issue the debt securities in definitive form and under what terms and conditions;

  the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

  information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

  any agents for the debt securities, including applicable trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

  certain United States federal income tax consequences;

  whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

  any applicable selling restrictions; and

  any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations relating to attributes required for the debt securities to be afforded certain capital treatment for bank regulatory or other purposes.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or are issued at a price which represents a discount to their principal amount. The applicable prospectus supplement will contain information relating to federal income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Forms of Securities”.

Covenant Restricting Mergers and Other Significant Corporate Actions

The indentures provide that neither we, Bank nor Holding will merge or consolidate with any other person and will not sell, lease or convey all or substantially all of its assets to any other person, unless:

  we, Bank or Holding, as applicable, will be the continuing legal entity; or

  the successor legal entity or person that acquires all or substantially all of our, Bank’s or Holding’s assets, as applicable, will expressly assume all of our, Bank’s or Holding’s obligations, as applicable, under the applicable indenture and the debt securities issued under such indenture; and

  immediately after the merger, consolidation, sale, lease or conveyance, that person or that successor legal entity will not be in default in the performance of the applicable covenants and conditions of the applicable indenture.

Absence of Protections Against All Potential Actions of LaSalle Funding, Bank or Holding

There are no covenants or other provisions in the indentures that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us, Bank or Holding or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of us, Bank or Holding or a sale, lease or conveyance of all or substantially all of our, Bank’s or Holding’s, as the case may be, assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.

Events of Default

Each indenture provides holders of debt securities with remedies if we, Bank or Holding, as the case may be, fail to perform specific obligations, such as making payments on our debt securities, making payments on the guarantee by Bank and Holding or if we, Bank or Holding become bankrupt. Holders should review these provisions and understand which of our, Bank’s or Holding’s actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under each indenture, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

  default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

  we, Bank or Holding, as the case may be, fail to perform or observe any other obligations applicable to us, Bank or Holding, respectively, under the securities, and this failure has continued for the period of 60 days next following the service on us, Bank and Holding of notice requiring the same to be remedied except that the failure to file with the applicable Trustee certain information required to be filed with such Trustee pursuant to the Trust Indenture Act of 1939, as amended, shall not constitute an event of default that gives a right under the applicable indenture to accelerate or declare any security issued under such indenture due and payable. Although the Trustee may bring suit to enforce such filing obligation, the applicable indenture would not provide for a remedy of acceleration in that circumstance;

  certain events of bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law (including, with respect to Bank and Holding, Chapter X of the Act on the Supervision of the Credit System (Wet toezicht kredietwezen 1992) of The Netherlands) with respect to us, Bank or Holding, as the case may be;

  an order is made or an effective resolution is passed for our, Bank’s or Holding’s winding up or liquidation, as the case may be, unless this is done in compliance with the “Covenant Restricting Mergers and Other Significant Corporate Actions” described above; or

  any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

  if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under such indenture, or due to the default in the performance or breach of any other covenant or warranty of us, Bank or Holding, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture, other than a covenant for which the applicable indenture specifies that violation thereof does not give a right to accelerate or declare due and payable any security issued under such indenture, occurs and is continuing, either the applicable trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series issued under that indenture, voting as one class, by notice in writing to us, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

  if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, Bank or Holding, as the case may be, the principal of all debt securities and interest accrued on the debt securities will be due and payable immediately; and

  if an event of default occurs due to a default in the performance of any other of the covenants or agreements in such indenture applicable to all outstanding debt securities issued under that indenture, other than a covenant or agreement for which the applicable indenture specifies that violation thereof does not give a right to accelerate or declare due and payable any security issued under such indenture, occurs and is continuing, either the applicable trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under that indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us, may declare the principal of all debt securities issued under that indenture and interest accrued on those debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the applicable indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of affected outstanding debt securities issued under that indenture, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Applicable Trustee for Actions Taken on Your Behalf

Each indenture provides that the applicable trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred upon the applicable trustee. In addition, each indenture contains a provision entitling the applicable trustee, subject to the duty of the applicable trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under that indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series issued under that indenture, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the applicable trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us, Bank or Holding under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the applicable trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series issued under that indenture, treated as one class, must have:

• requested the applicable trustee to institute that action and

• offered the applicable trustee reasonable indemnity;

•	the applicable trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under that indenture, voting as one class, must not have given directions to the applicable trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that we will file annually with the applicable trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We, Bank and Holding each have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we, Bank or Holding, as applicable, comply with the following provisions:

Discharge of Indenture. We, Bank or Holding may discharge all of our obligations, other than as to transfers and exchanges, under the applicable indenture after we have, or Bank or Holding has, as applicable:

  paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

  delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

  irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the applicable indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We, Bank or Holding, as the case may be, may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We, Bank and Holding may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•	we, Bank or Holding irrevocably deposit with the relevant applicable trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	we, Bank or Holding deliver to the relevant applicable trustee an opinion of counsel to the effect that:

	•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

	•	the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Redemptions and Repurchases of Debt securities

Optional Redemption. The prospectus supplement will indicate the terms of our option to redeem the debt securities, if any. Unless otherwise provided in the applicable prospectus supplement, we will mail a notice of redemption by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable prospectus supplement, to the depositary, as holder of the global debt securities. The debt securities will not be subject to any sinking fund.

Repayment at Option of Holder. If applicable, the prospectus supplement relating to each debt security will indicate that the holder has the option to have us repay the debt security on a date or dates specified prior to its maturity date. Unless otherwise specified in the applicable prospectus supplement, the repayment price will be equal to 100% of the principal amount of the debt security, together with accrued interest to the date of repayment. For debt securities issued with original issue discount, the prospectus supplement will specify the amount payable upon repayment.

Unless otherwise provided in the applicable prospectus supplement, for us to repay a debt security, the paying agent must receive the following at least 15 days but not more than 30 days prior to the repayment date:

  the debt security with the form entitled “Option to Elect Repayment” on the reverse of the debt security duly completed; or

  a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the debt security, the principal amount of the debt security, the principal amount of the debt security to be repaid, the certificate number or a description of the tenor and terms of the debt security, a statement that the option to elect repayment is being exercised and a guarantee that the debt security to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the debt security, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that debt security and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

Exercise of the repayment option by the holder of a debt security will be irrevocable. Unless otherwise specified in the applicable prospectus supplement, the holder may exercise the repayment option for less than the entire principal amount of the debt security but, in that event, the principal amount of the debt security remaining outstanding after repayment must be an authorized denomination.

Special Requirements for Optional Repayment of Global Debt Securities. If a debt security is represented by a global debt security, the depositary or the depositary’s nominee will be the holder of the debt security and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the depositary’s nominee will timely exercise a right to repayment of a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant through which it holds an interest in the debt security to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a debt security in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the depositary.

Open Market Purchases. We may purchase debt securities at any price in the open market or otherwise. Debt securities so purchased by us may, at our discretion, be held or resold or surrendered to the relevant applicable trustee for cancellation.

Additional Amounts by Guarantor

If called on as the guarantors, Bank and Holding will, jointly and severally, make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debt securities of any series as may be necessary in order that the net payment of the principal of the securities and any other amounts payable on the securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands, or the jurisdiction of residence or incorporation of any successor corporation, or any political subdivision or taxing authority thereof or therein (a “relevant jurisdiction”) will not be less than the amount provided for in the securities to be then due and payable.

However, neither Bank nor Holding will be required to pay any additional amounts for or on account of:

  any such tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder, if such holder is an estate, a trust, a partnership or a corporation) and The Netherlands and its possessions or any other relevant jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof, being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, or (ii) the presentation, where presentation is required, by the holder of a security for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

  any capital gain, estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

  any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of the securities;

  any tax, assessment or other governmental charge that is imposed on a payment to an individual and that is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such directives;

  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or other amounts payable, or interest on the securities, to the extent that such payment can be made without such withholding by presentation of the securities to any other paying agent;

  any tax, assessment or other governmental charge that would not have been imposed but for a holder’s failure to comply with a request addressed to the holder or, if different, the direct nominee of a beneficiary of the payment, to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of securities, if such compliance is required by statute or by regulation of the relevant jurisdiction as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

  any combination of the items listed above;

In addition, neither Bank nor Holding will pay additional amounts with respect to any payment on the debt securities to a holder who is a fiduciary or partnership or any other person that is not the sole beneficial owner of such debt security to the extent such payment would be required by the laws of the relevant jurisdiction, to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt securities.

Modification of the Indentures

Modification without Consent of Holders. We, Bank, Holding, and the relevant applicable trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the applicable indenture to:

  secure any debt securities issued under that indenture;

  evidence the assumption by a successor corporation of our, Bank’s or Holding’s, as the case may be, obligations under that indenture;

  add covenants for the protection of the holders of debt securities issued under that indenture;

  cure any ambiguity or correct any inconsistency;

  establish the forms or terms of debt securities of any series to be issued under that indenture; or

  evidence the acceptance of appointment by a successor applicable trustee.

Modification with Consent of Holders. We, Bank, Holding and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities issued under the applicable indenture, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, that indenture or modify in any manner the rights of the holders of those debt securities. However, we, Bank, Holding and the applicable trustee may not make any of the following changes to any outstanding debt security without the consent of each holder of debt securities issued under that indenture that would be affected by the change:

  extend the final maturity of the security;

  reduce the principal amount;

  reduce the rate or extend the time of payment of interest;

  reduce any amount payable on redemption;

  change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

  modify or amend the provisions for conversion of any currency into another currency;

  reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

  alter the terms on which holders of the debt securities issued under that indenture may convert or exchange those debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of those debt securities;

  impair the right of any holder of debt securities issued under that indenture to institute suit for the enforcement of any payment on any such debt security or the guarantee when due; or

  reduce the percentage of debt securities issued under that indenture the consent of whose holders is required for modification of that Indenture.

Subordination of the Subordinated Debt Securities

Our subordinated debt securities will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all our senior indebtedness, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

  our insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, or relative to our creditors, as such, or to our assets; or

  our voluntary or involuntary liquidation, dissolution or other winding up, whether or not involving insolvency or bankruptcy; or

  any assignment for the benefit of creditors or any other marshalling of our assets and liabilities,

then the holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all our senior indebtedness, or provision will be made for the payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of our senior indebtedness will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of our subordinated debt securities. This payment may be payable or deliverable in respect of our subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of our other obligations that are not subordinated to our senior indebtedness may recover more ratably than the holders of our subordinated debt securities.

Subject to the payment in full of all our senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, our property or securities applicable to our senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, our subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to our subordinated debt securities, or payments to acquire these securities, other than pursuant to their conversion, may be made:

  if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indentures do not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

Replacement of Debt Securities

At the expense of the holder, we will replace any debt securities that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated debt securities must be delivered to the applicable trustee or agent or satisfactory evidence of the destruction, loss or theft of the debt securities must be delivered to us, Bank, Holding, the applicable trustee and any agent. At the expense of the holder, an indemnity that is satisfactory to us, Bank, Holding, the applicable trustee and any agent may be required before a replacement note will be issued.

Notices

Notices to holders of the securities will be given by mailing such notices to each holder by first class mail, postage prepaid, or by overnight delivery, courier or facsimile, at the respective address of each holder as that address appears upon our books. Notices given to the Depositary, as holder of the registered debt securities, will be passed on to the beneficial owners of the securities in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

New York Law to Govern

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Applicable Trustee

Information about the applicable indenture trustee for the subordinated indenture will be set forth in the applicable prospectus supplement. The applicable trustee under one indenture may also serve as applicable trustee under the other indenture. We and our subsidiaries maintain ordinary banking relationships and custodial facilities with the applicable trustee under the senior indenture and affiliates of the applicable trustee.

FORMS OF SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued in registered form, where our, Bank’s and Holding’s obligation runs to the holder of the security named on the face of the security. Definitive securities name you or your nominee as the owner of the security and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the applicable trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under “—Global Securities.”

Our obligations, as well as the obligations of the applicable trustee under any indenture and the obligations, if any, of any agents of ours or any agents of such trustee run only to the persons or entities named as holders of the securities in the relevant security register. Neither we nor any applicable trustee, other agent of ours or agent of such trustee have obligations to investors who hold beneficial interest in global securities, in street name or by any other indirect means.

Upon making a payment or giving a notice to the holder as required by the terms of that security, we will have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners of beneficial interests in that security but does not do so. Similarly, if we want to obtain the approval or consent of the holders of any securities for any purpose, we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners would be governed by the agreements between such holders and the indirect owners.

References to “you” in this prospectus refer to those who invest in the securities being offered by this prospectus, whether they are the direct holders or only indirect owners of beneficial interests in those securities.

Registered Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

We anticipate that the provisions described under “The Depositary” below will apply to all depositary arrangements, unless otherwise described in the prospectus supplement relating to those securities.

THE DEPOSITARY

The Depository Trust Company, New York, New York will be designated as the depositary for any registered global security. Each registered global security will be registered in the name of Cede & Co., the depositary’s nominee.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities deposited with it by its direct participants, and it facilitates the settlement of transactions among its direct participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. The depositary’s direct participants include both U.S. and non-U.S. securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the depositary. Access to the depositary’s book-entry system is also available to others, such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations, such as the Euroclear operator and Clearstream, Luxembourg, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Purchases of the securities under the depositary’s system must be made by or through its direct participants, which will receive a credit for the securities on the depositary’s records. The ownership interest of each actual purchaser of each security (the “beneficial owner”) is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited with the depositary are registered in the name of the depositary’s partnership nominee, Cede & Co, or such other name as may be requested by the depositary. The deposit of securities with the depositary and their registration in the name of Cede & Co. or such other nominee of the depositary do not effect any change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the securities; the depositary’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the depositary nor Cede & Co. (nor such other nominee of the depositary) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with the depositary’s procedures. Under its usual procedures, the depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co or such other nominee as may be requested by the depositary. The depositary’s practice is to credit direct participants’ accounts upon the depositary’s receipt of funds and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the depositary or its nominee, the applicable trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of redemption proceeds, distributions, and dividend payments to Cede & Co. or such other nominee as may be requested by the depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

The depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained by us within 90 days, security certificates are required to be printed and delivered. In addition, under the terms of the indentures, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depositary would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

According to the depositary, the foregoing information relating to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

The information in this section concerning the depositary and depositary’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The depositary may change or discontinue the foregoing procedures at any time.

PLAN OF DISTRIBUTION

We, Bank and Holding may sell the securities being offered by this prospectus in four ways: (1) through selling agents, (2) through underwriters, (3) through dealers and/or (4) directly to purchasers. Any of these selling agents, underwriters or dealers in the United States or outside the United States may include affiliates of ours. We, Bank and Holding are offering the securities through LaSalle Financial Services, Inc. and ABN AMRO Incorporated to the extent either or both of them are named in the applicable prospectus supplement.

We may designate selling agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If we use any underwriters to offer and sell these securities, we, Bank and Holding will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through a selling agent — in each case, less other expenses attributable to issuance and distribution.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us, Holding, Bank, or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us, Holding, Bank or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the over-allotment option. The underwriters may also sell these securities or any other securities in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Selling agents, underwriters, dealers and remarketing firms may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize selling agents, underwriters or dealers to solicit offers by some purchasers to purchase debt securities from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

Any underwriter, selling agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

To the extent an initial offering of the securities will be distributed by an affiliate of ours each such offering of securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding a NASD member firm’s distribution of securities of an affiliate. Following the initial distribution of any of these securities, affiliates of ours may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

Selling Restrictions

European Economic Area

Securities that qualify as securities within the meaning of the Prospectus Directive. To the extent that the debt securities qualify as securities within the meaning of the Prospectus Directive, the following selling restriction shall apply:

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) the debt securities will be offered to the public in that Relevant Member State of the European Economic Area, except that the debt securities may, with effect from and including the Relevant Implementation Date, be offered to the public in that Relevant Member State:

(a)	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those debt securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of debt securities to the public” in relation to any debt securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the debt securities to be offered so as to enable an investor to decide to purchase or subscribe the debt securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     Securities that do not qualify as securities within the meaning of the Prospectus Directive. To the extent that the debt securities do not qualify as securities within the meaning of the Prospectus Directive, the following selling restriction shall apply:

The debt securities are offered exclusively to individuals and legal entities who or which:

(1)	are professional investors (which includes, without limitation, banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly trade or invest in securities, hereafter “Professional Investors”) situated in The Netherlands; or

(2)	are established, domiciled or have their residence (collectively, “are resident”) outside the Netherlands;

provided that (A) the offer, the applicable prospectus supplement and pricing supplement and each announcement of the offer states that the offer is and will only be made to persons or entities who are professional investors situated in The Netherlands or who are not resident in The Netherlands, (B) the offer, the prospectus, the applicable prospectus supplement and the pricing supplement and each announcement of the offer comply with the laws and regulations of any state where persons to whom the offer is made are resident and (C) a statement by us that those laws and regulations are complied with is submitted to the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten; the “AFM”) before the offer is made and is included in the applicable prospectus supplement and pricing supplement and each such announcement.

LEGAL MATTERS

Davis Polk & Wardwell will pass upon the validity of the offered securities for us, Bank and Holding with respect to the laws of the State of New York, the Federal laws of the Unites States and the Limited Liability Company Act of the State of Delaware. Clifford Chance Limited Liability Partnership will pass upon the validity of the offered securities for Bank and Holding with respect to Dutch law. Mayer, Brown, Rowe & Maw, Chicago, Illinois will pass upon certain legal matters for any underwriters, dealers or agents. Mayer, Brown, Rowe & Maw has in the past represented us and our affiliates, and continues to represent us and our affiliates on a regular basis and in a variety of matters.

EXPERTS

The consolidated financial statements and the related financial statement schedules of Holding incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2005 have been so incorporated in reliance on the report of Ernst & Young, independent registered public accounting firm, given on the authority of the firm as experts in accounting and auditing.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the debt securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we and/or certain of our affiliates are each a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the debt securities by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below).

Accordingly, the debt securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the service provider exemption provided by new Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code. Unless the applicable prospectus supplement explicitly provides otherwise, each purchaser or holder of the debt securities or any interest therein will be deemed to have represented by its purchase of the debt securities that (a) its purchase and holding of the debt securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the debt securities will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the debt securities shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws. Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the debt securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code.

Each purchaser and holder of the debt securities has exclusive responsibility for ensuring that its purchase and holding of the debt securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any debt securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

ENFORCEMENT OF CIVIL LIABILITIES

Holding and the Bank are organized under the laws of The Netherlands and the members of Holding’s and the Bank’s Supervisory Board, with two exceptions, and Holding’s and the Bank’s Managing Board are residents of The Netherlands or other countries outside the United States. Although the Bank and some of its affiliates, including LaSalle Bank, have substantial assets in the United States, substantially all of Holding’s and the Bank’s assets and the assets of the members of the respective Supervisory Boards and Managing Boards are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Holding, the Bank or these persons or to enforce against Holding, the Bank or these persons judgments of U.S. courts predicated upon the civil liability provisions of U.S. securities laws. The United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be enforceable in The Netherlands. However, if the party in whose favor such judgment is rendered brings a new suit in a competent court in The Netherlands, that party may submit to a Dutch court the final judgment which has been rendered in the United States, in which case the Dutch court may give such effect to this judgment as it deems appropriate. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that the final judgment concerned results from proceedings compatible with Dutch concepts of due process, to the extent that the Dutch court is of the opinion that reasonableness and fairness so require, the Dutch court would, in principle, under current practice, recognize the final judgment that has been rendered in the United States and generally grant the same claim without relitigation on the merits, unless the consequences of the recognition of such judgment contravene public policy in The Netherlands or conflicts with an existing Dutch judgment.